                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         COASTAL PHYSICIAN GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         COASTAL PHYSICIAN GROUP, INC.
                             2828 CROASDAILE DRIVE
                          DURHAM, NORTH CAROLINA 27705
                                                                 July 25, 1997

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, on Friday, August 29, 1997, at 9:00 a.m., local time.

    The Notice of Annual Meeting of Shareholders and Proxy Statement are attached hereto. The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders and discussed in the Proxy Statement.

    We would appreciate your signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. We look forward to seeing you at our Annual Meeting.

                                Sincerely yours,



                                Steven M. Scott, M.D.
                                President and Chief Executive Officer

                         COASTAL PHYSICIAN GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON AUGUST 29, 1997

TO THE SHAREHOLDERS
OF COASTAL PHYSICIAN GROUP, INC.

    NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m., local time, on August 29, 1997, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, for the following purposes:

    (1) To elect three members to the Company's nine-member Board of Directors to hold office until the 2000 Annual Meeting or until their successors are duly elected and qualified;

    (2) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series B Convertible Preferred Stock;

    (3) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series A Convertible Preferred Stock;

    (4) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series C Convertible Preferred Stock;

    (5) To consider and act upon a proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1997; and

    (6) To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on July 23, 1997 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

    Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors,




                                        Steven M. Scott, M.D.
                                        President and Chief Executive Officer

Durham, North Carolina
July 25, 1997


ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                     1997 ANNUAL MEETING OF SHAREHOLDERS
                      OF COASTAL PHYSICIAN GROUP, INC.


                               PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Coastal Physician Group, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's Common Stock (the "Common Stock") for use at the 1997 Annual Meeting of Shareholders of the Company to be held at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, at 9:00 a.m., local time, on August 29, 1997 or at any adjournments or postponements thereof (the "Annual Meeting"). The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Common Stock is July 25, 1997. Shareholders should review the information provided herein in conjunction with the Company's 1996 Annual Report to Shareholders. The Company's principal executive offices are located at 2828 Croasdaile Drive, Durham, North Carolina 27705, and its telephone number is (919) 383-0355.

                          INFORMATION CONCERNING PROXY

    The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

    The cost of preparing and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.

                            PURPOSES OF THE MEETING

    At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

    (1) The election of three members to the Board of Directors to serve until the 2000 Annual Meeting or until their successors are duly elected and qualified;

    (2) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series B Convertible Preferred Stock;

    (3) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series A Convertible Preferred Stock;

    (4) To consider and act upon a proposal to approve the issuance of Common Stock upon conversion of Series C Convertible Preferred Stock;

    (5) The proposal to ratify the action of the Board of Directors in selecting KPMG Peat Marwick LLP as independent certified public accountants of the Company for the fiscal year ending December 31, 1997; and

    (6)  Such other business as may properly come before the Annual Meeting.

    Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the three nominees named herein and in favor of the other proposal set forth herein. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

  The Board of Directors has set the close of business on July 23, 1997 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 24,412,334 shares of Common Stock outstanding, all of which are entitled to one vote on all matters to be acted upon at the Annual Meeting, and 1,163,755 shares of preferred stock outstanding, all of which are entitled to cast ten votes per share on any matter acted upon at the Annual Meeting except Proposals 2, 3 and 4.

  The representation in person or by proxy of a majority of the issued and outstanding securities entitled to vote is necessary to provide a quorum at the Annual Meeting. Directors of the Company are elected by a plurality vote. With respect to the election of directors, votes may be cast in favor of nominees or withheld. Withheld votes will be excluded entirely from the vote and will have no effect thereon. Proposals 2, 3 and 4 will be voted upon only by the holders of Common Stock on the Record Date, and require the affirmative vote of the majority of the votes cast on each such proposal, provided that more than 12,206,167 votes (50% of the shares of Common Stock outstanding on the Record
Date) are cast on each proposal. Abstentions on Proposals 2, 3 and 4 will have the practical effect of reducing the number of affirmative votes required to approve each proposal by reducing the total number of votes cast. Proposal 5 requires the approval of a majority of the shares present and entitled to vote. Abstentions on Proposal 5 will have the practical effect of a negative vote because abstaining shares are treated as present for purposes of that proposal. Under the rules of the New York Stock Exchange (the "NYSE"), broker dealers who hold shares in street name have the authority to vote on certain routine matters when they have not received voting instructions from beneficial owners. Proposals 2, 3 and 4 are not considered routine matters under the rules of NYSE. Accordingly, broker-dealers who hold shares in street name will not have authority to vote on these proposals ("broker nonvotes"). Broker nonvotes on Proposals 2, 3 and 4 will have the practical effect of reducing the number of affirmative votes required to approve these proposals by reducing the total number of votes cast thereon. Each of the executive officers and directors of the Company has advised the Company that he or she intends to vote his or her shares for approval of each proposal to the extent possible.

  Prior to June 9, 1997, Steven M. Scott, M.D., the Chairman, Chief Executive Officer and a director of the Company, beneficially owned 7,327,823 shares, or 30.4%, of the Company's outstanding Common Stock. On June 9, 1997, to facilitate the closing of the refinancing transaction described in Proposal 4, Dr. Scott invested $10 million of his personal funds in the Company and received 1,000,000 shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred"). See "Introduction to Proposals 2, 3 and 4 - Description of Series A, B and C Preferred Stock."
On the same day, Dr. Scott received an additional 84,983 shares of Series C Preferred and 240,000 shares of Common Stock from the Company in satisfaction of obligations owed to him for assuming certain rental and related obligations owed by subsidiaries of the Company to entities affiliated with Dr. Scott.
Each share of Series C Preferred is convertible into ten shares of Common Stock, subject to prior approval of their convertibility by the Company's shareholders. In addition, each share of Series C Preferred is entitled to ten votes per share at all meetings of the Company's shareholders, except that holders of the Series C Preferred are not entitled to vote on Proposal 2, 3 or 4 at the Annual Meeting or similar proposals submitted at any other annual or special meeting of shareholders. Prior to June 9, 1997, Dr. Scott, by virtue of his positions with the Company and percentage ownership of the outstanding Common Stock, may have been deemed to control the Company. By acquiring 240,000 shares of Common Stock and 1,084,983 shares of Series C Preferred on June 9, 1997, Dr. Scott's voting power increased to approximately 52.3% of the total voting power of the Company's outstanding securities entitled to vote generally on all matters submitted to a vote of the Company's security holders (except, as noted above, Proposals 2, 3 and 4). Accordingly, the Company believes that Dr. Scott controls the Company.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Except as indicated under "Security Ownership of Management," the following are the only shareholders known to the Company to be the beneficial owners of more than five percent of the common stock as of June 30, 1997:

Name and Address                                       Amount and Nature                    Percent of
of Beneficial Owner                                 of Beneficial Ownership                Common Stock
-------------------------------------------------------------------------------------------------------
    Heartland Advisors, Inc....................................3,870,650(1)                  15.78%
    790 North Milwaukee Street
    Milwaukee, Wisconsin 53202

(1) Includes 3,239,550 shares with respect to which the shareholder has voting and investment power and 631,100 shares with respect to which the shareholder has investment power only.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information with respect to beneficial ownership of the Company's voting securities as of June 30, 1997 by:
(i) each director of the Company; (ii) each Named Executive Officer; and (iii) all current directors and executive officers of the Company as a group. Except as otherwise indicated, each shareholder named has sole voting and investment power with respect to such shareholder's securities.

                                                                                                                 Percent of
                                   Name and Address(1)           Amount and Nature           Percent of         Total Voting
Title of Class                    of Beneficial Owner         of Beneficial Ownership         Class(2)          Power (2)(3)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock                      Steven M. Scott, M.D.          7,510,643(4)                   30.76%               20.83%

Series C Convertible              Steven M. Scott, M.D.          1,084,983                     100.00%               30.10%
  Preferred Stock

Common Stock                      Bertram E. Walls, M.D.           482,347(5)                    1.97%                1.34%

Series A Convertible              Bertram E. Walls, M.D.            27,618(6)                   60.00%                0.77%
  Preferred Stock

Series B Convertible              Bertram E. Walls, M.D.            19,641(6)                   60.00%                0.54%
  Preferred Stock

Common Stock                      Jacque J. Sokolov, M.D.          443,423(7)                    1.79%                1.23%

Common Stock                      Edward L. Suggs, Jr.              44,075(8)                     *                    *

Common Stock                      John P. Mahoney, M.D.             28,572(9)                     *                    *

Common Stock                      Charles E. Potter                  6,154(10)                    *                    *

Common Stock                      Stephen D. Corman                  5,138(11)                    *                    *

Common Stock                      Eugene F. Dauchert, Jr.            1,504                        *                    *

Common Stock                      Deborah L. Redd                      400                        *                    *

Common Stock                      John G. Ball                          --                        *                    *

Common Stock                      Mitchell W. Berger                    --                        *                    *

Common Stock                      Henry J. Murphy                       --                        *                    *

Common Stock                      Joseph G. Piemont                     --                        *                    *

Shares owned by all directors
  and executive officers as a group
  (16 persons):

Common Stock                                                      8,388,560(12)                33.74%                 23.27%

Series C Convertible                                              1,084,983                   100.00%                 30.10%
  Preferred Stock

Series A Convertible                                                 27,618                    60.00%                   *
  Preferred Stock

Series B Convertible                                                 19,641                    60.00%                   *
  Preferred Stock


-----------------
(1) Except as otherwise indicated, the address for all persons listed above is c/o Coastal Physician Group, Inc., 2828 Croasdaile Drive, Durham, N.C. 27704.
(2)  An asterisk (*) indicates less than one percent.
(3) Each share of the Company's outstanding preferred stock is entitled to cast ten votes per share on any matter submitted to a vote at an annual or special meeting of shareholders, except proposals pertaining to the conversion feature of certain series of preferred stock. See "Outstanding Voting Securities and Voting Rights." This columns presents the percentage of aggregate voting power held, assuming the preferred stock is entitled to vote on the matter in question.
(4)  Includes 6,249,977 shares held by Scott Medical Partners, LLC, of which
     Dr. Scott is a member and holds sole investment and voting power. Also includes 535,766 shares held by a partnership, the partners of which are Dr. Scott and certain trusts established for the benefit of Dr. Scott's children. Dr. Scott has sole investment power with respect to these shares, but has sole voting power with respect to only 390,666 shares. Voting power with respect to the remaining 145,100 shares is held by Dr. Walls, as trustee of the trusts. Also includes 59,571 shares held by S and W LP, a limited partnership owned 50% by Dr. Scott and 50% by Dr. Walls. Also includes 39,110 shares held by a foundation and 303,334 shares held by Century American Insurance Company ("Century Insurance") over which Dr. Scott may be deemed to share voting and investment power. Dr. Scott disclaims beneficial ownership of the shares held by Century Insurance. Also includes 2,392 shares subject to presently exercisable stock options. The remaining 320,493 shares are held directly by Dr.
     Scott. Dr. Scott's address is 17020 Brookwood Drive, Boca Raton, Florida 33496.
(5) Includes 145,100 shares with respect to which Dr. Walls has voting power and Dr. Scott has investment power. Such shares also are included under the beneficial ownership of Dr. Scott. Also includes 258,975 shares held by certain trusts established for the benefit of Dr. Scott's children with respect to which Dr. Walls, as trustee, holds voting and investment power. Also includes 59,572 shares held by S and W LP, a limited partnership owned 50% by Dr. Scott and 50% by Dr. Walls. Includes 4,000 shares subject to presently exercisable stock options and 12,700 shares reserved for issuance under the Deferred Compensation Plan.
(6)  These shares are held by Dr. Walls, as custodian for Dr. Scott's children.
(7) Includes 363,000 shares subject to presently exercisable stock options and 696 shares reserved for issuance under the Deferred Compensation Plan for outside directors (the "Deferred Compensation Plan").
(8) Includes 22,976 shares subject to presently exercisable stock options and 265 shares owned by Mr. Suggs' wife. Mr. Suggs disclaims beneficial ownership of the shares held by his wife.
(9) Includes 3,000 shares subject to exercisable stock options and 18,216 shares reserved for issuance under the Deferred Compensation Plan.
(10) Includes 6,154 shares reserved for issuance under the Deferred Compensation Plan.
(11) Includes 2,438 shares reserved for issuance under the Deferred
     Compensation Plan.
(12) Includes 398,795 shares subject to presently exercisable stock options and 34,050 shares reserved for issuance under the Deferred Compensation Plan.

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to the executive officers and directors of the Company and executive officers of subsidiaries of the Company who have significant policy-making authority:

    Name                              Age                Position
-----------------------------------------------------------------------------------------------------------------------------------
Steven M. Scott, M.D.                 49                 Chairman of the Board, President and Chief Executive Officer

Jacque J. Sokolov, M.D.               42                 Vice Chairman of the Board; Chief Executive Officer, Advanced Health Plans,
                                                         Inc.

W. Randall Dickerson                  43                 Executive Vice President and Chief Financial Officer

Mitchell W. Berger (1)(2)             41                 Director

John P. Mahoney, M.D. (1)(2)          49                 Director

Bertram E. Walls, M.D.                45                 Director

Charles E. Potter (1)(2)              53                 Director

Eugene F. Dauchert, Jr.               44                 Director, Secretary, President and Chief Executive Officer,
                                                         Coastal Physician Networks, Inc.

Edward L. Suggs, Jr.                  45                 Director, President and Chief Executive Officer,
                                                         Healthcare Business Resources, Inc.

Deborah L. Redd                       48                 Director, President, Coastal Managed Healthcare, Inc.

Ray A. Spillman                       50                 Senior Vice President and General Counsel

Mary Anne Z. Wingert                  32                 Vice President, Corporate Controller and
                                                         Chief Accounting Officer

----------------
(1)Member of the Audit Committee of the Board of Directors
(2)Member of the Compensation Committee of the Board of Directors

   Dr. Scott has been a director of the Company since its formation in 1977. Until he resigned from the position on December 1, 1994, Dr. Scott also served as Chairman of the Board of Directors and from 1977 to May 29, 1996, Dr. Scott served as President and Chief Executive Officer of the Company. Dr. Scott was re-elected Chairman of the Board of Directors on January 14, 1997, and re-appointed President and Chief Executive Officer of the Company on March 1, 1997. Dr. Scott has obstetrics and gynecology practice experience and clinical and administrative emergency department experience. He is board-certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Scott received his undergraduate degree and medical education from Indiana University. Dr. Scott completed his residency in the Department of Obstetrics and Gynecology at Duke University Medical Center.

    Dr. Sokolov served as Chairman of the Board from December 1, 1994 to January 14, 1997, when he became Vice Chairman. He is the founder and Chief Executive Officer of Advanced Health Plans, Inc., which became a subsidiary of the Company in November 1994. Dr. Sokolov received a B.A. degree in medicine from the University of Southern California and an M.D. with honors from the University of Southern California School of Medicine. He completed his internal medicine residency at the Mayo Graduate School of Medicine and his fellowship in cardiovascular diseases from the University of Texas - Southwestern Medical School. Dr. Sokolov previously held and currently holds academic appointments and advisory board responsibilities, including positions in the Schools of Medicine, Management, Public Health and Pharmacy at Harvard University, the Massachusetts Institute of Technology, the University of Pennsylvania, the University of California at Los Angeles, the University of Southern California and the Wharton School of the University of Pennsylvania. He serves on the boards of the Washington Business Group on Health, the National Fund for Medical Education and the National Health Foundation. Dr. Sokolov also serves on the advisory boards of the National Health Policy Council, the National Resource Center on Worksite Promotion and the White House Health Project.

    Mr. Dickerson became Chief Financial Officer on March 17, 1997. He joined the Company in 1993 and has served as Chief Financial Officer of Healthcare Business Resources, Inc., the Company's physician billing and collections services subsidiary, as Corporate Controller, and as Corporate Treasurer. Prior to joining the Company, Mr. Dickerson was a partner with the accounting firm of Ernst & Young LLP. He is a certified public accountant and a graduate of the University of South Carolina.

    Mr. Berger has been a director of the Company since September, 1996. He is the President and Founder of Berger, Davis & Singerman, a law firm with offices located in Fort Lauderdale, Miami, and Tallahassee, Florida. Mr. Berger currently serves on the Board of Governors of the Nova University School of Business and was a Commissioner on the Florida Environmental Regulation Commission from 1991 to 1997. Mr. Berger was recently appointed by the Governor, and approved by the Florida Senate, to serve on the Board of the South Florida Water Management District and has been a member of the Board of the Student Loan Marketing Association (Sallie Mae) since 1994.

    Dr. Mahoney, a director since December 1, 1994, served as Chief Executive Officer of Health Enterprises, Inc. from 1987 until it was acquired by the Company in 1994. Dr. Mahoney served as President and Chief Executive Officer of Healthplan Southeast, Inc., a subsidiary of the Company, through 1995. Dr. Mahoney is currently employed in private practice as a board certified pathologist with Ketchum Wood & Burgert, Chartered d/b/a Pathology Associates. In addition to his medical degree, Dr. Mahoney holds a Masters of Business Administration degree from the University of South Florida.

    Dr. Walls, a director since 1991, was President of Coastal Physician Contract Services Group, Inc. from January through December 1994. Effective January 1, 1995, Dr. Walls became the President and Chief Executive Officer of Century Insurance. From 1992 to 1993, Dr. Walls was the President of Sunlife OB/GYN Services, Inc., a subsidiary of the Company, as well as its Chief Medical Officer from 1991 to 1993. From 1981 through 1990, Dr. Walls was in the private practice of obstetrics and gynecology with Valley Women's Center, P.A. in Fayetteville, North Carolina. He is board certified in obstetrics and gynecology and is a member of the clinical faculty at Duke University Medical Center. Dr. Walls received a B.S. degree in Science from North Carolina A&T State University and his medical degree from Duke University. He completed his residency in obstetrics and gynecology at Duke University Medical Center. In addition, Dr. Walls holds an MBAdegree from the Duke Fuqua School of Business.

    Mr. Potter, a director of the Company since April 1997, is President of The Potter Financial Group, a small independent financial planning firm in central North Carolina and a Principal in The Potter Financial Advisory Group, LLC, a Registered Investment Advisory firm. He graduated from St. Peters College in Jersey City, NJ with a BS degree in Marketing in 1966. He has been in the financial services industry since 1966. He holds four professional designations: (CLU) Chartered Life Underwriter, (ChFC) Chartered Financial Consultant from the American College, Bryn Mawr, PA, (RFC) Registered Financial Consultant from the International Association of Registered Financial Consultants and (AEP) Accredited Estate Planner from the National Association of Estate Planning Councils. He is also a member of the Association for Advanced Life Underwriters and a Qualifying and Life Member of the Million Dollar Round Table, an international sales organization.

    Mr. Dauchert, a director since October 1996, has been President and Chief Executive Officer of Coastal Physician Networks, Inc. ("CPN"), a subsidiary of the Company, since January 1, 1996. Prior to that, Mr. Dauchert served as President of Integrated Provider Networks, Inc., a subsidiary of CPN. Prior to joining the Company, Mr. Dauchert was a partner in the law firm of Moore & Van Allen, PLLC where he focused his practice on health care, corporate and tax matters for 16 years. Mr. Dauchert received a B.A. from the University of North Carolina at Chapel Hill and a J.D. degree with honors from the University of North Carolina School of Law. He is a member of the North Carolina and American Bar Associations, and is active in numerous health care sections of those organizations.

    Mr. Suggs, a director since March 1997, has been with Healthcare Business Resources, Inc., a subsidiary of the Company, since 1986 and its President since 1987. Mr. Suggs previously served as a director of the Company from 1989 to 1994. Previously, Mr. Suggs was Assistant Controller of Oxford Development Company, a real estate development firm, and a tax manager for the accounting firm of Ernst & Young LLP. He received a B.S. degree in Accounting from the University of North Carolina at Charlotte. Mr. Suggs is a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants and the Healthcare Financial Management Association.

    Ms. Redd, a director since March 1997, has been with the Company since 1995. She was initially President of the Company's subsidiary HealthCare Automation, Inc., and was named President of the Coastal Managed Healthcare, Inc. on September 1, 1996. Prior to joining Coastal, Ms. Redd was Vice President, Network Development for Blue Cross/Blue Shield of Maryland, Inc. ("BCBSM") from 1990 to 1995, and was responsible for managing the provider networks, all provider contracting, services for indemnity and managed care, medical management for the HMOs, credentialling, quality improvement, utilization management, case management and facilities management. Ms. Redd was President of the Primary Care Group, Potomac Physicians, P.A., and gained certification from the National Committee for Quality Assurance (NCQA) for BCBSM's three HMOs. BCBS held contracts with approximately 23,000 physicians and 1.3 million subscribers, of which 200,000 were HMO members. From 1977 to 1990, Ms. Redd held various executive positions with Chesapeake Physicians, P.A., a professional association comprising multi-specialty physicians associated with The Johns Hopkins School of Medicine. Ms. Redd is an active member of the American Heart Association, is a member of the Board of Directors of the Baltimore Regional Burn Center Association, Inc., and holds a bachelor's degree in accounting from the University of Cincinnati.

    Mr. Spillman joined the Company as Senior Vice President and General Counsel on July 22, 1996. Prior to joining the Company, Mr. Spillman served as Assistant General Counsel of NationsBank Corporation since 1994 and prior to that served as Associate General Counsel of NationsBank of Texas, N.A. from 1989 until he was named Deputy General Counsel in 1992. Mr. Spillman is a member of the Bar in the States of North Carolina and New York and received an A.B. degree in Economics from the University of North Carolina at Chapel Hill and a J.D. degree from Columbia University School of Law.

    Ms. Wingert was named Vice President, Corporate Controller and Chief Accounting Officer in February 1997. Prior to joining the Company in July 1996, Ms. Wingert was a manager with KPMG Peat Marwick LLP in the Health Care and Life Sciences practice and held positions with New York Life Insurance Company in the Internal Audit and Controller's Departments. Ms. Wingert is a certified public accountant and holds a Bachelor of Science degree in Business Administration from the College of New Rochelle and a Master of Business Administration in Accounting from C.U.N.Y. Bernard M. Baruch College.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During the fiscal year ended December 31, 1996, the Company's Board of Directors (the "Board") held 39 meetings. During fiscal 1996, no incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which such director served on the Board and (2) the total number of meetings held by all committees of the Board on which such director served during the periods such director served.

    Richard Janeway, M.D. and Robert V. Hatcher, Jr. served as members of the Audit Committee from prior to January 1, 1996 through August 6, 1996 and October 10, 1996, respectively. On August 20, 1996, Norman H. Chenven, M.D. was appointed to the committee to replace Dr. Janeway and served as a member of the Audit Committee through October 23, 1996. Dr. Mahoney and Mr. Berger were elected to serve as members of the Audit Committee on October 14, 1996 and October 28, 1996, respectively. Mr. Potter was elected to the Audit Committee on May 2, 1997. The principal functions of this committee are to make recommendations to the Board of Directors with respect to the selection of the Company's independent certified public accountants, to review the Company's internal controls and confer with and make recommendations to the Company's independent certified public accountants concerning the scope and results of their audit. The Audit Committee met two times during 1996.

    Dr. Walls and John A. Hemingway served as members of the Nominating Committee from prior to January 1, 1996 until May 29, 1996, when the Nominating Committee was increased to four members, including Drs. Sokolov, Mahoney, Walls and Chenven. Effective October 14, 1996, the full Board of Directors was designated as the Nominating Committee. The Nominating Committee met one time during 1996. The principal functions of this committee are to recommend to the Board of Directors nominees for election as directors at the Company's Annual Meetings of Shareholders and to recommend nominees to fill any vacancies occurring between Annual Meetings. The Nominating Committee will consider as potential nominees persons recommended by shareholders, which recommendations should be submitted to the committee in care of the Secretary of the Company.

    Dr. Janeway and Mr. Hatcher served as members of the Compensation Committee from prior to January 1, 1996 through August 6, 1996, and October 10, 1996, respectively. On August 20, 1996, Dr. Chenven was appointed to the committee to replace Dr. Janeway and served as a member through October 23, 1996. Mr. Berger and Dr. Mahoney were elected to serve as members on October 14, 1996 and December 3, 1996, respectively. Mr. Potter was elected to the Compensation Committee on May 2, 1997. The principal functions of the committee are to review and make recommendations to the Board of Directors with respect to the compensation of the executive officers of the Company. The Compensation Committee met once during 1996.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation received by all individuals serving as the President and Chief Executive Officer of the Company during 1996, its four other most highly compensated executive officers who were serving as executive officers at December 31, 1996, and one additional individual who was one of the four most highly compensated executive officers during 1996 but was no longer an executive officer at December 31, 1996 (collectively, the "Named Executive Officers"), for services rendered to the Company or its subsidiaries during the years ended December 31, 1996, 1995 and 1994, as applicable:

                                                SUMMARY COMPENSATION TABLE



                                                                                                Long Term
                                                                                              Compensation
                                                            Annual Compensation                  Awards
                                                 -------------------------------------------    Number of
                                                                             Other Annual       Securities           All Other
                                                 Salary        Bonus        Compensation (1)    Underlying      Compensation (2)
Name and Principal Position       Year            ($)           ($)               ($)         Options/SARs(#)         ($)
-----------------------------------------------------------------------------------------------------------------------------------
Steven M. Scott, M.D. (3)          1996          333,333        --               12,806              --               5,296
    Chairman of the Board,         1995          333,333        --               51,492         103,529             165,818
    President and Chief            1994          357,290    20,000                   --          28,588             193,730
    Executive Officer of the
    Company

Jacque J. Sokolov, M.D.            1996          400,000   400,000                   --              --               5,464
    Vice Chairman of the           1995          400,000   150,000                   --           3,883               4,215
    Board of the Company           1994           33,333    12,500                   --         903,000                  --
    and Chief Executive
    Officer, Advanced Health
    Plans, Inc.(4)

Deborah L. Redd                    1996          237,519    35,000                   --          20,000               3,538
    Director, President, Coastal   1995           47,163        --                   --              --                  70
    Managed Healthcare, Inc.(5)

John G. Ball(6)                    1996          106,154    58,000                   --          20,833(7)           13,750
    Former President and Chief
    Executive Officer, Coastal
    Physician Services, Inc.(8)

Edward L. Suggs, Jr.               1996          190,000        --                   --              --               2,442
    Director, President and        1995          188,539        --                   --          40,000               3,754
    Chief Executive Officer,       1994          166,736    31,000                   --          93,947               3,720
    Healthcare Business
    Resources, Inc.(9)

Henry J. Murphy(3)                 1996           69,130        --                   --         100,000(10)              --
    Former President and
    Chief Executive Officer

Joseph G. Piemont(3)               1996          208,605    20,000                   --          200,000(11)          3,754
    Former President and           1995          175,000        --                   --           38,883              3,720
    Chief Executive Officer        1994          144,167    11,000                   --           28,947              1,230

Stephen D. Corman                  1996          290,000   100,000                   --           50,000              1,200
    Former Chief Financial         1995          200,000        --                   --          100,000(12)          1,768
    Officer

-----------------

(1)  Reflects imputed income for personal use of the Company's aircraft.
(2) Includes for 1996: (i) contributions made under the Company's 401(k) plan of $3,800, $4,750, $2,917, $1,973, and $3,563 for Dr. Scott, Dr. Sokolov,
     Ms. Redd, Mr. Suggs and Mr. Piemont, respectively, (ii) premiums paid for term life insurance policies of $1,496, $714, $621, $285, $191 and $1,200 for Dr. Scott, Dr. Sokolov, Ms. Redd, Mr. Suggs, Mr. Piemont and
     Mr. Corman, respectively, and (iii) a severance payment of $13,750 paid to Mr. Ball on December 19, 1996 called for in his May 20, 1996 employment agreement, which was terminated effective December 2, 1996. See "Employment and Certain Other Agreements" below.
(3) Dr. Scott served as President and Chief Executive Officer of the Company from January 1, 1996 to May 29, 1996. Joseph G. Piemont served as
     President and Chief Executive Office of the Company from May 29, 1996 to October 23, 1996. Mr. Murphy served as President and Chief Executive Officer of the Company from October 24, 1996 to March 1, 1997. See "Employment and Certain Other Agreements" below.
(4)  Advanced Health Plans, Inc. is a subsidiary of the Company.
(5)  Coastal Managed Healthcare, Inc. is a subsidiary of the Company.
(6) John G. Ball's employment with the Company began in June 1996 and ended in March 1997. See "Employment and Certain Other Agreements" below.
(7) Amount includes 7,500 non-qualified stock options and 13,333 SARs, based upon the value of the SARs granted and the closing price per share on the date of grant. The 7,500 stock options were forfeited on March 10, 1997. See "Employment and Certain Other Agreements" below.
(8)  Coastal Physician Services, Inc. is a subsidiary of the Company.
(9)  Healthcare Business Resources, Inc. is a subsidiary of the Company.
(10) Mr. Murphy was granted 100,000 stock appreciation rights ("SARs") on November 1, 1996. 12,000 SARs vested on each of November 1, 1996, December 1, 1996, January 1, 1997, February 1, 1997 and February 28, 1997. Due to the termination of Mr. Murphy's employment on March 1, 1997, the 20,000 SARs scheduled to vest on March 31, 1997, and an additional 20,000 SARs scheduled to vest on April 30, 1997, had Mr. Murphy's employment extended through these dates, were forfeited.
(11) The 200,000 non-qualified stock options granted to Mr. Piemont during 1996 were forfeited on January 21, 1997. See "Employment and Certain Other Agreements" below.
(12) The 100,000 non-qualified stock options granted to Mr. Corman during 1995 were forfeited on November 6, 1996. See "Employment and Certain Other Agreements" below.

STOCK OPTION AND SAR GRANTS

    The following table provides certain information with respect to stock options and SARs granted during 1996 to the Named Executive Officers:


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                           Potential Realizable
                                                        Percent of Total                                 Value at Assumed Annual
                                     Number of            Options/SARs                                      Rates of Stock Price
                               Securities Underlying       Granted to       Exercise                  Appreciation for Option Term
                                   Options/SARs           Employees in      or Base      Expiration   -----------------------------
Name                                Granted(#)           Fiscal Year(%)    Price($/Sh)      Date          5%($)       10%($)
-----------------------------------------------------------------------------------------------------------------------------------
Deborah L. Redd                      20,000(1)                2.91           13.25          01/11/06     166,659       422,331
John G. Ball                          7,500(2)                1.09            6.88          09/16/06      32,428        82,175
                                     13,333(3)                1.82            3.75          06/30/99       5,125        10,500
Stephen D. Corman                    50,000(4)                7.28            5.00          11/06/99      39,406        82,750
Henry J. Murphy                     100,000(5)               14.56            5.13          02/28/99      12,608        25,830
                                      3,000(6)                0.44            5.25          10/14/06       9,905        25,101

-----------------
(1) Options vest and become fully exercisable on the fifth anniversary of the date of grant.
(2) Options were forfeited on March 10, 1997. See "Employment and Certain Other Agreements" below.
(3) SARs vest in five equal monthly installments from January to May 1997.
(4) SARs vested on the date of grant.
(5) 12,000 SARs vested on each of November 1, 1996, December 1, 1996, January
    1, 1997, February 1, 1997 and   February 28, 1997. 40,000 SARs were
    forfeited on March 1, 1997.
(6) Options vest and become fully exercisable on the first anniversary of the date of grant.

AGGREGATED OPTION/SAR EXERCISES AND OPTION/SAR VALUES

    The following table provides certain information concerning the number of securities underlying unexercised options held by each of the Named Executive Officers and the value of such officers' unexercised options at December 31, 1996:


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES

                                      Number of Securities                  Value of Unexercised
                                     Underlying Unexercised               In-the-Money Options/SARs
                                Options/SARs at Fiscal Year-End (#)        at Fiscal Year-End ($)
---------------------------------------------------------------------------------------------------
Name                             Exercisable     Unexercisable       Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------
Steven M. Scott, M.D.                    --         132,117             --               --
Jacque J. Sokolov, M.D.             363,000         543,883             --               --
Deborah L. Redd                          --          20,000             --               --
John G. Ball                          7,500(1)       13,333             --               --
Edward L. Suggs, Jr.                 20,345         133,947             --               --
Henry J. Murphy                      24,000           3,000             --               --
Joseph G. Piemont                   200,000(2)           --             --               --
Stephen D. Corman                    50,000              --             --               --

-----------------
(1)These options were forfeited on March 10, 1997. See "Employment and Certain Other Agreements" below.
(2)These options were forfeited on January 21, 1997. See "Employment and Certain Other Agreements" below.

COMPENSATION OF DIRECTORS

    Each director who is not an officer or employee of the Company (an "Independent Director") receives $20,000 annually for serving as a director plus $1,200 for each meeting of the Board of Directors attended. The respective Chairmen of the Audit and Compensation Committees receive an additional $1,200 annually for services rendered in that capacity. At each director's election, compensation may be paid either currently, in cash, or deferred and paid in cash or in shares of Common Stock at the distribution date of the deferred compensation. Pursuant to the Company's 1994 Independent Directors' Stock Option Plan, an Independent Director who is elected to the Board of Directors automatically receives an option to purchase 3,000 shares of common stock and any Independent Director who continues to serve as a director following an annual meeting of shareholders automatically receives an option for 1,000 shares of Common Stock. The respective Chairmen of the Audit and Compensation Committees automatically receive an additional option to purchase 2,000 shares of Common Stock as of the first committee meeting following an annual meeting of shareholders. The exercise price of these options is the fair market value of the underlying shares on the date of grant. The options become exercisable one year from the date of grant and have a ten year term.

EMPLOYMENT AND CERTAIN OTHER AGREEMENTS

STEVEN M. SCOTT, M.D.

    In April 1991, Dr. Scott and the Company entered into a five-year employment agreement which renews automatically each year, unless either party gives notice of nonrenewal, and terminates in any event when Dr. Scott reaches age 70. The employment agreement provides for an annual base salary of $400,000, which is to be reviewed annually by, and can be increased at the discretion of, the Compensation Committee. Dr. Scott is also entitled to incentive compensation in an amount determined at the discretion of the Compensation Committee, based on its consideration of the Company's financial results, the development, implementation and attainment of strategic business planning goals and objectives, increases in the Company's revenues and operating profits, and other factors deemed relevant by the Compensation Committee in evaluating Dr. Scott's performance. Although not a requirement, the target for Dr. Scott's incentive compensation is two percent of the Company's earnings before interest and taxes, not to exceed his annual base salary. In addition, the Compensation Committee may grant Dr. Scott discretionary bonuses from time to time. Due to the failure of the Company to meet financial goals set for the second quarter of 1995, the Company and Dr. Scott, at Dr. Scott's initiative, mutually agreed to reduce Dr. Scott's annual base salary under his employment agreement to $240,000 for the remainder of 1995. This arrangement became effective on August 1, 1995 and extended through May 31, 1996, at which time Dr. Scott's annual base salary reverted back to $400,000.

    In its discretion, the Compensation Committee may award any incentive or discretionary bonus compensation payable to Dr. Scott as an immediately payable cash payment, a deferred cash payment or in nonqualified stock options. A range of valuation for any such options will be established by the Compensation Committee using the Black-Scholes or binomial pricing model, or other recognized pricing model, or using the assumptions and specifications adopted by the Securities and Exchange Commission (the "Commission") which govern the disclosure of executive compensation in proxy statements and other Commission filings. Any such options will expire after the earlier to occur of the tenth anniversary of the termination of Dr. Scott's employment, the date of Dr. Scott's 70th birthday or the expiration of the maximum term of such options set forth in the stock option plan pursuant to which such options are granted.

    In the event of Dr. Scott's disability prior to the age of 70, he would be entitled to base compensation, incentive compensation and bonus compensation for twelve months. The bonus compensation would equal the average of the bonus compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability. The incentive compensation would equal the greater of
(i) the average of the incentive compensation paid or payable to Dr. Scott during the thirty-six months preceding the disability or (ii) an amount equal to (x) 50% of Dr. Scott's base salary for any year in which the Company's revenues and operating profits increased 12% over the prior year, (y) 75% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 17% over the prior year or (z) 100% of Dr. Scott's base salary if the Company's annual revenues and operating profits increased 22% over the prior year. If the disability is continuous for a period of twelve consecutive months, Dr. Scott would be entitled to receive 75% of his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding the disability, which amount shall be increased by five percent annually. In the event of Dr. Scott's death prior to the age of 70, his surviving spouse (or his estate in the event of her death or remarriage) would be entitled to receive for ten years an amount equal to Dr. Scott's base salary and the average of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding his death, which amount shall be increased by five percent annually.

    If the Company terminates Dr. Scott without cause, Dr. Scott would be entitled to receive for the remainder of the then existing five-year term of the agreement his base salary and the averages of both incentive compensation and bonus compensation paid or payable during the thirty-six months preceding termination, which amount shall be increased by five percent annually. In the event that Dr. Scott terminates his employment agreement as a result of the Company's material breach thereof, which breach remains uncured for 60 days after written notice, Dr. Scott would be entitled to receive compensation equal to that payable to him upon termination by the Company without cause.

JACQUE J. SOKOLOV, M.D.

    In connection with its acquisition of Advanced Health Plans, Inc. in November of 1994, the Company entered into an employment agreement with Dr. Sokolov. During the five year term of the agreement, the Company is obligated to use its best efforts to cause Dr. Sokolov to be elected Chairman or Vice Chairman of the Board of Directors. In addition to serving as Chairman or Vice Chairman, Dr. Sokolov will serve in other appropriate management positions with the Company or its subsidiaries and report directly to the Chief Executive Officer. Dr. Sokolov's base salary under the agreement is $400,000 per year. He also is entitled to receive incentive cash compensation in the amount of not less than $150,000 per year. In addition, in the event the compensation paid to Dr. Sokolov by third parties for speaking and specified consulting engagements is less than $450,000 per year, Dr. Sokolov will receive from the Company the difference between the amount actually paid as a result of such engagements and $450,000. The employment agreement imposes certain confidentiality obligations upon Dr. Sokolov and contains a covenant not to compete with the Company or solicit its employees for a specified period of time. The agreement is terminable by either party upon 90 days' notice. If Dr. Sokolov is terminated without cause, he is entitled to receive an ongoing payment of his base salary, minimum incentive bonus and speaking and consulting guarantees for the remainder of the unexpired term.

DEBORAH L. REDD

    In September 1996, Ms. Redd entered into an employment agreement with the Company pursuant to which she became employed as President of Coastal's Managed Care Division, as well as President of Coastal Managed Healthcare, Inc. ("CMH") and an officer of Health Enterprises, Inc. ("HEI"), Healthplan Southeast, Inc. ("HPSE") and shall serve on the Board of Directors of HEI, HPSE, Better Health Plan, Inc. ("BHP") and Doctors Health Plan, Inc. ("DHP"). The effective date of the agreement was September 1, 1996 with an initial term through September 30, 1998. Ms. Redd may be removed at any time as deemed appropriate by (i) the Board of Directors of the Company or (ii) the shareholders of the applicable entity. Under the agreement, Ms. Redd is entitled to receive a base salary of $234,000 per year through August 31, 1997, which is subject to annual review and adjustment as of September 1 of each year during the term of employment. Ms. Redd will be eligible for performance bonuses based upon certain performance criteria up to a maximum of $90,000 per year. In the event that HEI or HPSE is divested during the term of her agreement, and prior to September 30, 1998, Ms. Redd shall be entitled to receive a bonus equal to one-tenth of one percent (0.1%) of the net proceeds of any such divestitures. The employment agreement imposes certain confidentiality obligations upon Ms. Redd and contains a covenant not to compete with the Company or solicit its employees for a specified period of time. The Company may terminate the employment agreement without cause at any time upon 90 days' prior written notice to Ms. Redd, and Ms. Redd may terminate the employment agreement without cause at any time upon 120 days' prior written notice. If the employment agreement is terminated without cause by the Company at any time through September 30, 1998, the Company will be obligated to pay Ms. Redd an amount equal to the annual base salary in effect on the date of termination plus any earned performance bonus to be paid out in equal installments over the twelve months following the date of termination, beginning in the month after termination.

JOHN G. BALL

    In May 1996, Performance Partners, Inc. ("PPI") and John G. Ball ("Mr. Ball") entered into an independent contractor agreement ("original agreement") with the Company pursuant to which Mr. Ball became employed as President of Coastal Physician Services, Inc. ("CPS"), a subsidiary of the Company. The effective date of the original agreement was May 20, 1996 with an initial term continuing through May 19, 1997. The original agreement was terminated and a new independent contractor agreement ("new agreement") was entered into on December 2, 1996, under which Mr. Ball became employed as President and Chief Executive Officer of CPS. The new agreement provided for an initial term
continuing through December 1, 1997.   On March 10, 1997, PPI and Mr. Ball
entered into a separation agreement and mutual release whereby the services of PPI and Mr. Ball were voluntarily terminated, effective March 31, 1997. Mr. Ball is the President and sole shareholder of PPI, and the Company made all payments for compensation of services rendered under the original agreement and the new agreement directly to PPI. Under the new agreement, for Mr. Ball's services PPI was entitled to receive an annual fee of $300,000, prorated weekly over the initial term. PPI received a $20,000 signing bonus upon execution of the original agreement, a $13,750 severance payment upon termination of the original agreement, and was eligible for a retention bonus of up to $50,000 had PPI and Mr. Ball been still engaged under the terms of the new agreement on July 1, 1997. Under the original agreement, PPI received options under the NSO Plan to acquire 7,500 shares of the Company's common stock. These options, although vested upon the expiration of the term of the original agreement, were forfeited under the separation agreement and mutual release. In addition, under the new agreement, PPI received the right to receive an amount equal to any appreciation occurring from and after December 2, 1996, on $50,000 worth of shares of the Company's common stock. Such right with regard to each share is hereafter referred to as SARs. Vesting, with regard to these SARs, occurred as follows: $10,000 on January 2, 1997, $10,000 on February 2, 1997, and $10,000
on March 2, 1997. PPI will have the right to exercise the SARs which have vested at any time and from time to time during the two-year period beginning July 1, 1997 and ending June 30, 1999. Per the agreement, the Company reimbursed Mr. Ball for all reasonable out-of-pocket expenses incurred in performing his duties, including travel to and from his office in Dallas, Texas, living expenses in Durham North Carolina, during the term of the agreement and travel expenses related to performing contractual duties. The separation agreement and mutual release imposes certain confidentiality obligations upon Mr. Ball and contains a covenant not to compete with the Company or to solicit its employees for a specified period of time.

EDWARD L. SUGGS, JR.

    On March 1, 1997, Mr. Suggs entered into an employment agreement with Healthcare Business Resources, Inc. ("HBR"), a subsidiary of the Company. The initial term of the agreement is from March 1, 1997 through February 29, 2000. Under the agreement, Mr Suggs will serve as the President and Chief Executive Officer of HBR and shall serve on the Board of the Company. Mr. Suggs will receive an annual base salary of $220,000, subject to annual review and adjustment as of each March 1 during the term of the agreement. As an initial signing bonus, the Company forgave and forever waived any claim to the then outstanding indebtedness of approximately $16,000 evidenced by a promissory note in the original face amount of $25,000. Mr. Suggs will be eligible for up to $20,000 each quarter in performance bonuses, based upon the financial performance of HBR and other factors, which may include the discretion of HBR or the Company. If Mr. Suggs is still employed by HBR on September 1, 1997, he will receive a stay bonus equivalent to twelve weeks of his base salary, or approximately $50,000. The employment agreement imposes certain confidentiality obligations upon Mr. Suggs and contains a covenant not to compete with HBR or its affiliates or solicit its employees for a specified period of time.

EUGENE F. DAUCHERT, JR.

    On January 15, 1997, Mr. Dauchert entered into a restated and amended employment agreement with the Company pursuant to which Mr. Dauchert will continue as the President and Chief Executive Officer of Coastal Physician Networks, Inc. ("CPN"), a subsidiary of the Company. The effective date of the agreement was September 1, 1996 and terminates on April 30, 1997. The agreement is currently on a month to month basis. Mr. Dauchert receives an annual base salary of $160,000 and is eligible for certain divestiture bonuses as described below. Mr. Dauchert received a divestiture bonus, based upon the sale of the HealthNet Medical Group division of Physician Planning Group, Inc., of approximately $35,000 and will be enti-tled to receive a divestiture bonus based on the sale or divestiture of Integrated Provider Networks, Inc. (0.5% of the net proceeds), Practice Solutions, Inc. (0.5% of the net proceeds), and certain remaining clinics in south Florida (1.0% of the net proceeds). The employment agreement imposes certain confidentiality obligations upon Mr. Dauchert and contains a covenant not to compete with the Company or its affiliates or solicit its employees for a specified period of time.

HENRY J. MURPHY

    In November of 1996, Mr. Murphy entered into an employment agreement with the Company pursuant to which Mr. Murphy became employed as President and Chief Executive Officer of the Company. The effective date of the agreement was November 1, 1996, with an initial term that ended on February 28, 1997. The agreement was not renewed. Under the agreement, Mr. Murphy received a base salary of $30,000 per month. Mr. Murphy received a $100,000 signing bonus upon the execution of the agreement. In addition, pursuant to the agreement, Mr. Murphy became entitled to receive additional compensation in the form of either stock appreciation rights (SARs), a debt restructure fee, or a business combination transaction fee. Mr. Murphy had the right to receive an amount equal to any appreciation occurring from and after November 1,1996 in up to 100,000 shares of the Company's common stock. As of the date of his termination, 60,000 of Mr. Murphy's SARs had vested and 40,000 were forfeited. Mr. Murphy had the right to exercise the SARs which had vested at any time and from time to time during the two-year period beginning March 1, 1997 and ending February 28, 1999. At any time on or before 60 days after the termination of his employment agreement, Mr. Murphy had the right to make an election to retain the SARs or to forfeit them and be eligible instead to receive either the debt restructure fee or the business combination transaction fee.

    The terms of the restructure fee provided that, in the event that, within six months from the date of termination of his agreement, the Company restructures its debts other than in bankruptcy proceedings resulting in at least a 15% reduction in the stated principal amount and accrued interest of
(i) the Company's existing bank debt, or (ii) the Company's total liabilities, Mr. Murphy, if he elected to receive a debt restructure fee, would receive a payment equal to one-half of one percent (0.5%) of the amount of the reduction determined as of the date immediately after the final debt restructuring. Such payment would be due within three business days after conclusion of the final debt restructuring.

    The terms of the business combination transaction fee provide that, in the event the Company consummates a transaction within six months from the date of termination of his agreement, or with an entity or entities with which the Company entered into a binding contract within six months from the date of termination of his agreement, Mr. Murphy, if he elected to receive a business combination transaction fee, would receive a payment equal to one-half of one percent (0.5%) of the fair market value of the acquisition price paid by the acquiring entity or entities in connection with the transaction. A transaction is defined as any one or more transactions or series of transactions which are conditioned on each other or which occur or are planned or are committed to occur at substantially the same time and which, taken together result in either
(i) merger or consolidation where the Company is not the consolidated or surviving company or where the shareholders of the Company prior to the merger or consolidation do not own a majority of the shares of the consolidated or merged company, (ii) a transfer of over 50% of the assets of the Company, or
(iii) a transfer or issuance of over 50% of the common stock of the Company.

    Mr Murphy has elected to be eligible to receive the business combination transaction fee and has taken the position that the sale of accounts receivable to affiliates of National Century Financial Enterprises constitutes a transfer of over 50% of the assets of the Company which entitles him to payment of the business combination transaction fee. Mr. Murphy has commenced a lawsuit against the Company seeking a judgment that he is entitled to such fee.

    Upon presentation in accordance with Company policies, the Company reimbursed Mr. Murphy for all reasonable and necessary travel and living expenses and other disbursements incurred by Mr. Murphy on behalf of the Company in the performance of his duties under his employment agreement. These travel and living expenses included Mr. Murphy's weekly plane trips to and from his home in Atlanta, Georgia, and daily meal and living expenses in Durham, North Carolina, and other locations to which Mr. Murphy traveled on company business.

JOSEPH G. PIEMONT

    On June 1, 1996, the Company entered into an agreement with Mr. Piemont providing for his employment as Chief Executive Officer and President of the Company and nomination to the Board of Directors. Mr. Piemont was elected to the Board on August 20, 1996. The agreement provided for an initial term ending December 31, 1996, subject to extension and renewal by the Company through May 1999, an initial base salary of $350,000 and eligibility for discretionary performance-based bonuses and options to purchase 200,000 shares of the Company's common stock. The agreement also obligated the Company to make certain payments to Mr. Piemont in the event the Company terminated his employment without cause or failed to extend and renew the agreement through 1999 or upon Mr. Piemont's termination of the agreement in certain enumerated circumstances, defined therein as "good reason."

    On July 9, 1996, Drs. Scott and Walls initiated, on their own behalf and derivatively on behalf of the Company, a lawsuit against the Company and certain of its officers and directors, including Mr. Piemont (the "Lawsuit"). The complaint alleged, among other things, that certain members of the Board breached their fiduciary duties and wasted corporate assets in taking certain actions specified in the complaint, including approval of Mr. Piemont's employment agreement. On October 21, 1996, Mr. Piemont gave notice to the Company of the termination of his employment agreement for allegedly good reasons (as defined in the agreement) and requested confirmation of the Company's intent to honor the severance terms of the agreement.

    On January 21, 1997, the Company, Drs. Scott and Walls, and Mr. Piemont entered into a Release and Settlement Agreement to resolve the matters at issue between them in the Lawsuit (the "Piemont Settlement"). Pursuant to the Piemont Settlement, Mr. Piemont was awarded the following compensation in consideration of his release of any claims against the Company under the employment agreement and forfeiture of any outstanding stock options granted to him under his employment agreement or otherwise: (i) an initial cash payment in the amount of $150,000; (ii) a $250,000 non-interest bearing promissory note, payable in twelve monthly installments, which commenced in February 1997; and (iii) stock appreciation rights ("SARs"), payable in cash, on 50,000 shares of the Company's common stock. The base price for Mr. Piemont's SARs was $3.00 per share and the maximum per share appreciation for which he could receive payment was $4.00 per share. On January 24, 1997, Mr. Piemont exercised the SARs for the full 50,000 shares and the Company paid Mr. Piemont $75,000 in full satisfaction of its obligations for the SARs. The Piemont Settlement was subject to approval by the court presiding over the Lawsuit. The court approved the settlement on January 21, 1997.

STEPHEN D. CORMAN

    In April 1995, Mr. Corman entered into an agreement with the Company providing for his employment as Executive Vice President and Chief Financial Officer of the Corporation, with an initial term continuing through April 1998.

    The Lawsuit initiated by Drs. Scott and Walls also named Mr. Corman as a defendant. The complaint alleged, among other things, that certain members of the Board, including Mr. Corman, breached their fiduciary duties and wasted corporate assets in taking certain actions specified in the complaint. On November 6, 1996, the Company, Drs. Scott and Walls, and Mr. Corman entered into a Release and Settlement Agreement to resolve the matters at issue between them in the lawsuit (the "Corman Settlement"). Pursuant to the Corman Settlement, Mr. Corman was awarded the following compensation in consideration of his release of any claims against the Company under his employment agreement and forfeiture of any outstanding stock options granted to him under his employment agreement or otherwise: (i) an initial cash payment in the amount of $100,000; (ii) entry into an agreement to serve as a consultant to the Company from November 1, 1996 through March 31, 1997 with respect to certain financial matters including, but not limited to, preparation and review of the Company's external financial reports; and (iii) SARs with respect to 50,000 shares of the Company's common stock. For services rendered pursuant to the consulting agreement, Mr. Corman will receive the sum of $200,000, payable in ten monthly installments which commenced on November 15, 1996. The base price for Mr. Corman's SARs is $5.00 per share. The SARs are exercisable at Mr. Corman's option during a three-year term and are subject to proportional adjustment in the event of any reorganization of the Company's capital stock. The Corman Settlement was subject to approval by the court presiding over the Lawsuit. The court approved the settlement on December 2, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Dr. Janeway and Mr. Hatcher served as members of the Compensation Committee from January 1, 1996 through August 6, 1996, and October 10, 1996, respectively. Dr. Chenven replaced Dr. Janeway on August 20, 1996 and served as a member of the Compensation Committee through October 23, 1996. Mr. Berger and Mr. Mahoney were elected to serve as members of the Compensation Committee on December 3, 1996. Mr. Potter was elected to serve as a member of the Compensation Committee on May 2, 1997. Neither Dr. Janeway, Mr. Hatcher, Dr. Chenven, Mr. Berger nor Mr. Potter has ever served as an officer or employee of the Company or any of its subsidiaries. Mr. Mahoney served as President and Chief Executive Officer of Healthplan Southeast, Inc., a subsidiary of the Company, from December 1994 through December 1995.


              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    Because the composition of the Compensation Committee of the Board of Directors changed on several occasions in 1996 and the compensation and other benefits provided by the Company to all of the Named Executive Officers, except Mr. Suggs, were approved at various times during the year by the Board, this report is being submitted by the Board.


GENERAL

    Prior to 1996, the Company's compensation policies were designed to attract and retain physicians and other key executives by paying competitive base salaries, awarding discretionary cash bonuses based on qualitative and quantitative performance factors and granting incentive and nonqualified stock options to selected executive officers and other key employees to seek to align their interests more closely with those of the Company's stockholders. For senior executives who were not being compensated under employment agreements, base salaries, discretionary bonuses and stock option grants were generally determined by the Compensation Committee based on the recommendations of the Chief Executive Officer and operating subsidiary presidents.

    During 1996, these policies were not implemented on a consistent basis for a variety of reasons. Most of the time and attention of the Board during the year was devoted to restructuring the Company's credit facilities, disposing of certain noncore assets to generate cash to repay bank indebtedness and developing a turnaround plan designed to improve the profitability and cash flow of the Company's core operations. In addition, the Company's need to conserve cash restricted its ability to develop a cash compensation program that could reasonably be expected to be competitive with the market in which the Company competes for executive talent. Further, the decline in the Company's stock price throughout 1996, coupled with the uncertainty associated with the potential success of the Company's turnaround plan, made stock options less attractive to executives and other key employees as long-term incentive compensation. Moreover, for different periods during the year, three people held the office of Chief Executive Officer - Dr. Scott, Mr. Piemont and Mr. Murphy - making it difficult for any one of them to develop recommended discretionary compensation programs for senior executives for the entire year. In addition, from April through September 1996, many executive positions were filled based on recommendations made by the representatives of Price Waterhouse who were then acting as plan managers (the "Plan Managers") to implement a management action plan approved by the Board (the "Management Action Plan"). During this period, due to uncertainties associated with the potential success of the Company's turnaround efforts, most newly-retained executives or consultants insisted on being employed or retained under agreements negotiated with the Plan Managers which were approved by a special committee of the Board (the "Management Action Plan Committee") to supervise the implementation of the Management Action Plan and, in some instances, also approved by the Board. In this regard, Deborah L. Redd and John G. Ball were initially employed or retained under contracts negotiated by the Plan Managers and approved by the Management Action Plan Committee and the Board. See "Employment and Certain Other Agreements."

    The 1996 compensation of Jacque J. Sokolov, M.D. and Stephen D. Corman was based on employment agreements entered into with the Company in 1994 and 1995, respectively. In the case of Mr. Corman, his compensation also reflects the terms of a settlement of the Lawsuit with him which was approved by the Board and the court presiding over the Lawsuit. See

"Employment and Certain Other Agreements." Since 1987 Mr. Suggs has served as the President and Chief Executive Officer of Healthcare Business Resources, Inc., a subsidiary of the Company. Mr. Suggs' base salary for 1996 was determined by Dr. Scott, as the Chief Executive of the Company, on January 1, 1995.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

    Dr. Scott served as the Company's Chief Executive Officer from January 1, 1996 through May 29, 1996 when he was placed on a sabbatical leave of absence by the Board until December 31, 1996 without modification in the compensation and benefits provided for under his April 1991 employment agreement with the Company. On May 29, 1996, Joseph G. Piemont was named acting Chief Executive Officer and, effective as of June 1, 1996, he entered into an agreement with the Company providing for his employment as Chief Executive Officer for an initial term ending December 31, 1996. In October 1996, Mr. Piemont terminated his employment. In January 1997, pursuant to a settlement of the Lawsuit with Mr. Piemont, the Company entered into a settlement agreement with him providing for certain cash payments and SARs related to the Company's Common Stock. Following the termination of Mr. Piemont's employment, the Board selected Henry J. Murphy to serve as Chief Executive Officer under an employment agreement with an initial term ending on February 28, 1997. Mr. Murphy's employment agreement was not renewed. Effective March 1, 1997, the Board approved the appointment of Dr. Scott as the Company's Chief Executive Officer and he currently serves in accordance with the terms of his April 1991 employment agreement. See "Employment and Certain Other Agreements."

    The terms of the employment of Messrs. Piemont and Murphy as Chief Executive Officer were negotiated at arms-length by their respective attorneys and the Board members then serving on the Compensation Committee. In the case of Mr. Piemont, his employment agreement was also approved unanimously by the Management Action Plan Committee and by a six-to-three vote of the Board. The settlement agreement with Mr. Piemont was approved by the Board and the court presiding over the Lawsuit. Upon the recommendation of the Compensation Committee, Mr. Murphy's employment agreement also was approved by the Board. The terms under which Mr. Piemont and Mr. Murphy were employed were considered by the members of the Board who approved the agreements to be necessary and appropriate under the Company's then existing circumstances to fill the position of Chief Executive Officer.

                              BOARD OF DIRECTORS
          Steven M. Scott, M.D.                   Mitchell W. Berger, Esq.
          Eugene F. Dauchert, Jr.                 John P. Mahoney, M.D.
          Charles E. Potter                       Deborah L. Redd
          Jacque J. Sokolov, M.D.                 Edward L. Suggs, Jr.
          Bertram E. Walls, M.D.


SECTION 162(M) OF THE INTERNAL REVENUE CODE

    The Company does not expect Section 162(m) of the Code and the proposed regulations thereunder (collectively, "Section 162(m)") to affect the deductibility for federal income tax purposes of the compensation of the Company's five highest paid executive officers in 1995. If and when the deductibility of the compensation of such officers may be impacted by Section 162(m), the Company intends to review the applicability of Section 162(m) to the Company's compensation programs, including its potential impact on stock options awarded under the Company's stock option plans, and to determine the Company's policy with respect to its compliance with Section 162(m).


                            COMPENSATION COMMITTEE
                         Mitchell W. Berger, Chairman
                            John P. Mahoney, M.D.
                              Charles E. Potter

CORPORATE PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock for each of the last five fiscal years with the cumulative total return of (i) the S & P 500 Index and (ii) a composite of eight managed care/health care services companies. This composite consists of: Phycor, Inc.; Pacific Physicians Services, Inc.; Medaphis Corporation; Humana Inc.; Healthsource, Inc.; U.S. Healthcare, Inc.; Coventry Corporation; and Physicians Corporation of America. The Company has selected these peer issuers based on the greater similarity of their businesses to the Company's business than those companies included in the S & P Health Care Composite Index. The composite for 1996 has been adjusted to reflect the exclusion of Pacific Physicians Services, Inc. and U.S. Healthcare, Inc. following the consummated merger of each company into an unaffiliated entity in February of 1996 and July of 1996, respectively.




                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      AMONG COASTAL PHYSICIAN GROUP, INC.,
         S&P 500 INDEX AND MANAGED CARE/HEALTH CARE SERVICES COMPOSITE




------------------------FISCAL YEAR ENDING -------------------------------------
COMPANY                                                 1992            1993            1994            1995            1996
COASTAL PHYSICIAN GROUP                                 101.80          143.24          98.65           48.65           12.61
PEER GROUP                                              113.88          137.05         157.52          201.49          116.70
BROAD MARKET                                            107.64          118.50         120.06          165.18          203.11

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company has entered into various transactions and has continuing relationships with American Alliance Holding Company and certain of its affiliates ("Alliance"), including Century Insurance. Dr. Scott is the beneficial owner of all of the outstanding shares of common stock of Alliance. These transactions and relationships are described below.

  The Company paid approximately $3,550,000 in insurance premiums to Century Insurance for professional liability insurance for itself and its subsidiaries for the year ended December 31, 1996. The Company received approximately $124,000 for certain computer, financial, statistical and other advice and services provided to Alliance and its subsidiaries for the year ended December 31, 1996.

  The Company and certain of its subsidiaries sublease office space in Durham, North Carolina, consisting of approximately 59,000 square feet, from Alliance under sublease agreements on a month-to-month oral basis. The building is owned by American Alliance Real Estate Corporation which leases the building to Century Insurance. During the year ended December 31, 1996, the Company paid Alliance approximately $960,000 under these sublease agreements. The Company, American Alliance Holding Company and Century Insurance are all liable to the holder of a first mortgage on the property for the total rentals specified in the prime lease, however, the Company has an agreement of indemnity from American Alliance Holding Company , and American Alliance Holding Company has an agreement of indemnity from Century Insurance. The prime lease commenced in August 1988 and has a fifteen-year term requiring minimum lease payments of approximately $788,000 per year for years one through five, $959,000 per year for years six through ten and $1,166,000 per year for years eleven through fifteen.

  The Company leases an office facility in Durham, North Carolina, consisting of approximately 27,000 square feet from Chateau LLC, which is controlled by Dr. Scott. The Company paid approximately $504,000 to Chateau LLC for this space during 1996. The Company also leases 3,600 square feet of space in Rocky Mount, North Carolina from Durham Investment Corp. and 44,000 square feet of space in Ft. Lauderdale, Florida from Coral Ridge LP, which entities are also controlled by Dr. Scott. During 1996, the Company paid approximately $97,000 for the Rocky Mount space and approximately $912,000 for the Ft. Lauderdale space. In addition, the Company leases a clinical facility in Fayetteville, North Carolina, consisting of approximately 5,000 square feet, from Sunco Properties, a general partnership in which Drs. Scott and Walls each have a 50% interest. During 1996, the Company paid Sunco Properties approximately $76,000.

  For the year ended December 31, 1996, the Company paid approximately $118,000 to Berger, Davis & Singerman, a law firm of which Mr. Berger has been a partner since 1985.

  On January 21, 1997, the Company authorized 47,500 shares of Series A Convertible Preferred Stock ("Series A Preferred") and 32,500 shares of Series B Convertible Preferred Stock ("Series B Preferred"), and on June 3, 1997, authorized 1,200,000 shares of Series C Convertible Preferred Stock ("Series C Preferred"), each series with a par value of $0.01 per share. On February 21, 1997, the Company increased the number of authorized shares of Series B Preferred from 32,500 to 33,000. Following the Trigger Date (as defined below), shares of the Series A Preferred, the Series B Preferred, and the Series C Preferred will be convertible into common stock at an initial conversion rate of ten shares of common stock for each share of Series A Preferred, Series B Preferred, or Series C Preferred. The Trigger Date means the date on which the conversion feature of each series of preferred stock is approved by the Company's common shareholders. A proposal regarding the conversion feature of the preferred stock will be submitted to the common shareholders at the next annual or special meeting.

  The holders of shares of Series A Preferred, Series B Preferred, and Series C Preferred shall be entitled to receive dividends, when, as and if declared by the Board of Directors (as well as simultaneously with any dividend payable on common stock). Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the Series A Preferred unless the holders of the Series A Preferred have received $36 per share, no distribution will be made to the holders of shares of stock ranking junior to the Series B Preferred unless the holders of the Series B Preferred have received $30 per share, and no distribution shall be made to the holders of shares ranking junior to the Series A Preferred unless the holders of the Series A Preferred have received $36 per share, no distribution will be made to the holders of shares of stock ranking junior to the Series B Preferred unless the holders of the Series B Preferred have received $30 per share, and no distribution shall be made to the holders of shares ranking junior to the Series C Preferred unless the holders of Series C Preferred have received an amount per share equal to ten times the average of the closing prices of a share of common stock on the New York Stock Exchange for the ten trading days immediately preceding the distribution date.

  In January 1997, pursuant to a reimbursement agreement dated December 31, 1996 between the Company and Dr. Scott, the Company issued 226,690 shares of common stock and 32,739 shares of Series B Preferred to Dr. Scott in satisfaction of the Company's obligation to reimburse certain proxy solicitation expenses incurred by Dr. Scott.

  On January 21, 1997, the Company, Dr. Scott and Dr. Walls entered into a dismissal agreement with respect to certain litigation whereby the Company, with court approval, agreed to reimburse Dr. Scott and Dr. Walls for legal fees and expenses incurred by them in the litigation by issuing shares of Series A Preferred to Dr. Scott and Dr. Walls in satisfaction of the Company's obligation. The Company has issued a total of 46,033 shares of Series A Preferred Stock in payment of the aggregate amount of fees and expenses incurred by Dr. Scott and Dr. Walls. See "Item 3. Legal Proceedings".

  On January 21, 1997, the Company reserved 800,000 shares of common stock for issuance upon conversion of the Series A Preferred and Series B Preferred, and on June 3, 1997, reserved 10,000,000 shares of common stock for issuance upon conversion of the Series C Preferred.

  In connection with the National Century Financing transaction, as explained in Note 7 of "Notes to Consolidated Financial Statements", Dr. Scott invested $10 million in cash in the Company and received 1,000,000 shares of Series C Preferred. The Series C Preferred, subject to approval by the Company's common stockholders, is convertible into 10,000,000 shares of common stock. In addition, Dr. Scott received 84,983 shares of Series C Preferred and 240,000 shares of common stock in satisfaction of certain obligations owed to him by the Company of approximately $1.1 million.

  Effective June 1, 1997, Scott Medical Group, LLC, an affiliate of Dr. Scott, acquired certain assets and liabilities from the Company related to the operations of seven primary care clinics operated by the Company (Women's & Children's Centers of Florida, Minor Emergency Center of North Broward, Inc., Plantation Pediatric Group, Inc., Springs Pediatrics, Inc., Valley Women's Center, Inc., Lehigh Medical Associates, Inc. and Mebane Medical Center). At closing, Scott Medical Group, LLC paid $50,000 as a minimum purchase price, with the final purchase price to be established by a third party appraisal of the clinics as a whole. Any excess of the purchase price over $50,000 will be paid in the form of a promissory note payable over one year with interest at a rate of 12% per annum. The Company is in the process of obtaining the appraisal. In addition, effective June 1, 1997, Scott Medical Group, LLC purchased from the Company receivables that had been generated from two clinics formerly owned by the Company (Ocean Acute and Family Medicine and Sanford Family Medical Center), the other assets of which had been sold to unrelated third parties. The receivables were sold for a price of $803,088, with the purchase price paid in the form of a promissory note payable in one year with interest at the rate of 10% per annum.

                                 PROPOSAL 1

                            ELECTION OF DIRECTORS

NOMINEES

    The Company's Certificate of Incorporation and Bylaws provide for nine directors of whom one-third are elected each year to serve for three-year terms. Each director elected at the Annual Meeting will serve for a term expiring at the 2000 Annual Meeting of Shareholders, expected to be held in May 2000, or until his/her successor has been duly elected and qualified. The nominees for election to terms ending in 2000 are Charles E. Potter, Edward L. Suggs, Jr. and Deborah L. Redd.

    Each of the nominees is a current member of the Board of Directors. See "Executive Officers and Directors." The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee is unable to accept election or if any unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

       THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE
              ABOVE-LISTED NOMINEES FOR ELECTION AS DIRECTORS.

                      INTRODUCTION TO PROPOSALS 2, 3 AND 4


DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, all of which have a par value of $.01 per share.

    COMMON STOCK. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of holders of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on the NYSE.

    PREFERRED STOCK. The Board of Directors, without any further vote or action by the shareholders, has authority under the Company's Certificate of Incorporation to issue preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions granted to or imposed upon any unissued series of shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series.

DESCRIPTION OF THE SERIES A, B AND C PREFERRED STOCK

    The Board of Directors has authorized 47,500 shares of Series A Convertible Preferred Stock ("Series A Preferred"), 33,000 shares of Series B Convertible Preferred Stock ("Series B Preferred") and 1,200,000 shares of Series C Convertible Preferred Stock ("Series C Preferred"). Certificates of Designation for each series of Preferred Stock have been filed with Secretary of State of Delaware. The Series A Preferred, Series B Preferred and Series C Preferred are collectively referred to herein as the "Preferred Stock." Except for their respective liquidation preferences, the rights, preferences, privileges, and restrictions of each series of Preferred Stock are identical.

    DIVIDENDS. Holders of the Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. The amount of dividends payable in respect of each share of Preferred Stock will be equal to the result obtained by multiplying
(i) the number of shares (including fractions) of the Company's Common Stock, into which such share of Preferred Stock is convertible (whether or not shareholder approval of the convertibility of the Preferred Stock has occurred) by (ii) the amount of dividends declared and paid on each share of the Common Stock. No dividend may be paid or declared on any share of the Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Preferred Stock in an amount determined as set forth above; nor may any dividend be paid or declared on any share of Preferred Stock unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of the Common Stock, in each case without preferences or priority of any kind.

    LIQUIDATION PREFERENCES. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to: (i) the Series A Preferred, unless, prior thereto, the holders of shares of Series A Preferred shall have received $36 per share; (ii) the Series B Preferred, unless, prior thereto, the holders of shares of Series B Preferred shall have received $30 per share; and (iii) the Series C Preferred, unless, prior thereto, the holders of shares of Series C Preferred shall have received $10 per share. Following the payment of the full amount of such liquidation preferences, no additional distributions shall be made to the holders of shares of the Preferred Stock.

  CONVERSION RIGHTS AND ANTIDILUTION PROVISIONS. If the holders of the Common Stock approve Proposals 2, 3 and 4, as applicable, shares of Preferred Stock will become convertible, in whole or in part, at the option of either the holder or the Company, into Common Stock, at any time or from time to time. The conversion rate will be ten (10) shares of Common Stock for each share of Preferred Stock, subject to adjustment for any subsequent subdivisions or combinations of the outstanding shares of Common Stock into a different number of shares of Common Stock. In the event of any business combination transaction involving the Company, each share of Preferred Stock will thereafter be convertible into, in lieu of Common Stock, the same kind and amounts of securities or other assets, if any, which were issuable or distributable to the holders of shares of outstanding Common Stock in connection with such business combination transaction.

  REDEMPTION.  The Preferred Stock is not redeemable.

  VOTING RIGHTS. The holders of Preferred Stock are entitled to that number of votes per share equal to the number of shares of Common Stock into which such share of Preferred Stock would be convertible (upon shareholder approval) at all meetings of stockholders of the Company; provided, however, that shares of Preferred Stock are not be entitled to vote on the approval of the issuance of Common Stock upon conversion of the Preferred Stock. Thus, holders of the Preferred Stock are not entitled to vote on Proposal 2, 3, or 4 at the Annual Meeting.


REASONS FOR PROPOSALS 2, 3 AND 4; PRO FORMA EFFECT OF CONVERSION OF PREFERRED STOCK

    As described in more detail under Proposals 2, 3 and 4, shares of Series B Preferred were issued in January 1997 to Dr. Scott, shares of Series A Preferred were issued to Drs. Scott and Walls in January 1997 and shares of Series C Preferred were issued to Dr. Scott in June 1997. The Preferred Stock was issued in private placement transactions exempt from registration under the Securities Act of 1933, as amended.

    Under the rules of the NYSE applicable to the listing of the Company's Common Stock, shareholder approval of the issuance of Common Stock upon the conversion of the Preferred Stock is required as a condition to the listing of the underlying Common Stock. In addition, as described under Proposal 3, the court-approved settlement that resulted in the issuance of the Series A Preferred requires that the Company's shareholders approve the issuance of shares of Common Stock upon the conversion of the Series A Preferred. Consistent with these requirements, each Certificate of Designation for the Series A, B and C Preferred provides, in effect, that the Preferred Stock becomes convertible into Common Stock only after a vote of the Company's shareholders at any annual or special meeting at which a quorum is present and at which the issuance of shares of Common Stock upon conversion of the Preferred Stock is approved by the holders of a majority of the shares of Common Stock voted at such meting, provided that the total vote cast on the proposal represents over 50% in interest of all the Company's securities entitled to vote on the proposal.

    The Company intends to list with the NYSE the Common Stock underlying the Preferred Stock. In accordance with the rules of the NYSE and the Certificates of Designation for each series of Preferred Stock, the Board of Directors is submitting Proposals 2, 3 and 4 for consideration and approval by the Company's shareholders at the Annual Meeting. In the event the shareholders approve Proposals 2, 3 and 4 and assuming the Preferred Stock is converted into shares of Common Stock at the current conversion rate and such shares are included in the Company's outstanding Common Stock, the number of shares of Common Stock that would be issued upon conversion of the Series A, B and C Preferred would be 460,330, 327,390 and 10,849,830, respectively, and these shares would represent approximately 1.9%, 1.3% and 30.8%, respectively, of the Company's outstanding Common Stock. For information regarding Drs. Scott's and Walls' beneficial ownership of the Common Stock and Preferred Stock as of the Record Date, see "Security Ownership of Certain Beneficial Owners and Managment."

                                   PROPOSAL 2

  During 1996, the Board of Directors and Dr. Scott, in his capacity as a shareholder, engaged in a contested solicitation of proxies for use at the Company's 1996 Annual Meeting in September with respect to the election of two directors and two nonbinding resolutions relating to the enhancement of shareholder value. Dr. Scott informed the Company's shareholders in his proxy materials that he intended to obtain reimbursement from the Company for the costs of his proxy solicitation to the extent legally permissible and consistent with the Company's loan documents. Dr. Scott was successful in his solicitation of proxies from the Company's shareholders. Accordingly, his two nominees were elected to the Board of Directors, and the Company's shareholders approved a nonbinding resolution proposed by Dr. Scott to create a special committee of the Board to seek to maximize shareholder value.

  In December 1996, the Board determined that the results of Dr. Scott's proxy solicitation demonstrated that such solicitation conferred a benefit upon the Company and its shareholders and authorized the Company to enter into a Reimbursement Agreement with Dr. Scott, dated December 31, 1996. Pursuant to the Reimbursement Agreement, the Company and Dr. Scott agreed that, in view of the Company's then current financial condition and need to conserve cash, the Company would reimburse Dr. Scott's proxy solicitation expenses totaling $1,662,240 by issuing Dr. Scott 226,690 shares of Common Stock and 32,739 shares of Series B Preferred. For purposes of paying Dr. Scott's proxy solicitation expenses, the Common Stock was valued by the Board of Directors at $3.00 per share, the closing price of the Common Stock on the NYSE on December 30, 1996, and the Series B Preferred was valued at $30.00 per share based on the convertibility of each share of Series B Preferred into ten shares of Common Stock. Proposal 2 is a proposal for the holders of the Common Stock to approve the issuance of shares of Common Stock upon the conversion of the Series B Preferred.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
            "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF COMMON
              STOCK UPON CONVERSION OF THE SERIES B PREFERRED.

                                 PROPOSAL 3


  In July 1996, Dr. Scott, in his capacity as a shareholder, initiated a proxy contest with management of the Company and was successful in persuading shareholders to vote for his proposals at the Company's 1996 annual meeting. In connection with the proxy contest, Drs. Scott and Walls initiated, on their own behalf and derivatively on behalf of the Company, a lawsuit against the Company and certain of its officers and directors (the "Lawsuit"). The complaint alleged, among other things, that certain directors breached their fiduciary duties and wasted corporate assets in authorizing certain actions specified in the complaint, including the approval of an employment agreement with Joseph G. Piemont in June 1996. On January 10, 1997, subject to court approval, the Board of Directors approved a settlement agreement (the "Piemont Settlement") between the plaintiffs and Mr. Piemont and an agreement (the "Agreement") between the plaintiffs and the Company dismissing all remaining claims and providing for the reimbursement by the Company with shares of Series A Preferred of litigation expenses incurred by Drs. Scott and Walls in prosecuting their claims and defending against counterclaims asserted against them in the Lawsuit. On January 21, 1997, the state court presiding over the Lawsuit, after hearings on January 14 and 17, entered an order (the "Order") approving the Piemont Settlement and the Agreement.

  Pursuant to the Order, the court approved the reimbursement of the actual litigation expenses of Drs. Scott and Walls with shares of Series A Preferred at a value of $36.00 per share. In addition, after considering various factors relating to the issuance of the Series A Preferred, including recent trading prices at that time of the Common Stock within the range of $4.375 to $4.625 per share, and the fact that the conversion of the Series A Preferred into shares of Common Stock was subject to approval by the Company's shareholders in accordance with the rules of the NYSE and the Certificate of Designation of the Series A Preferred, the Court found that the valuation of the Series A Preferred pursuant to the Agreement and the conversion ratio were reasonable, appropriate and fair under all the circumstances and concluded, as a matter of law, that the Agreement was fair and reasonable and in the best interest of the Company and its shareholders.

  Pursuant to the Agreement and the Order, the Company issued 41,932 shares of Series A Preferred to Dr. Scott to reimburse him for $1,509,552 of litigation expenses incurred by him in the Lawsuit and 4,101 shares of Series A Preferred to Dr. Walls to reimburse him for $147,636 of litigation expenses incurred by him in the Lawsuit. For purposes of paying these litigation expenses, the Series A Preferred was valued at $36.00 per share.

  Proposal 3 is a proposal for the holders of the Common Stock to approve the issuance of shares of Common Stock upon the conversion of the Series A Preferred.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
            "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF COMMON
              STOCK UPON CONVERSION OF THE SERIES A PREFERRED.

                                 PROPOSAL 4

  On June 6, 1997, in order to refinance its existing bank indebtedness and to provide additional working capital, the Company entered into a series of financing agreements with subsidiaries of National Century Financial Enterprises, Inc. ("National Century") providing for the sale of certain of the Company's healthcare receivables and a revolving line of credit. Certain of the conditions required by National Century to close this financing involved improving the Company's working capital through equity funding and by reducing or satisfying certain obligations of the Company. In order to enable the Company to satisfy these conditions, Dr. Scott, on June 9, 1997, invested $10,000,000 in cash in the Company by purchasing 1,000,000 shares of Series C Preferred. In addition, the Company, on June 9, 1997, agreed to issue to Dr. Scott 84,983 shares of Series C Preferred and 240,000 shares of Common Stock pursuant to assumption agreements entered into with Dr. Scott. Under the assumption agreements, Dr. Scott assumed and agreed to pay certain rental and related obligations of the Company totaling approximately $1.1 million owed by subsidiaries of the Company (the "Obligations"), and to either cause the affected subsidiaries to be released from the Obligations or to indemnify the affected subsidiary with respect to the related Obligation, and the Company agreed to reimburse Dr. Scott for the Obligations.

  To provide in advance for the satisfaction of the closing conditions required by National Century, the Board of Directors, on June 3, 1997, authorized the issuance of up to 240,000 shares of Common Stock at a price of $1.00 per share and up to 1,200,000 shares of Series C Preferred at a price of $10.00 per share to Dr. Scott and/or his affiliates for cash and to satisfy the Company's agreement to reimburse Dr. Scott for the Obligations. The Board, in determining the per share prices of the Common Stock and Series C Preferred, considered several factors, including (i) recent trading prices of the Common Stock (including the average closing price of $0.975 per share for the ten trading days ended June 3, 1997); (ii) the terms of the Series C Preferred compared to typical preferred stock investments, including the lack of any yield, the restrictions on conversion without a shareholder vote and the potential value of the Series C Preferred if conversion were not permitted; (iii) the illiquidity of both the Common Stock and the Series C Preferred; and (iv) the financial condition and prospects of the Company.

  Proposal 4 is a proposal for the holders of the Common Stock to approve the issuance of shares of Common Stock upon the conversion of the Series C Preferred.


          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
            "FOR" THE PROPOSAL TO APPROVE THE ISSUANCE OF COMMON
              STOCK UPON CONVERSION OF THE SERIES C PREFERRED.

                                   PROPOSAL 5


         RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of KPMG Peat Marwick LLP, independent certified public accountants, has been the Company's auditor since 1987 and has advised the Company that it does not have any direct financial interest or indirect financial interest in the Company. The Board of Directors, on the recommendation of the Audit Committee, has selected KPMG Peat Marwick LLP as the Company's independent certified public accountants for the year ending December 31, 1997, subject to the approval of the shareholders. One or more representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
      PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS THE
       COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR
                          ENDING DECEMBER 31, 1997.

                                 OTHER BUSINESS

  The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Commission. Officers, directors, and greater than ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no other reports were required for those persons, during fiscal 1996, all Section 16(a) filing requirements applicable to the Company's officers, directors, and greater than ten percent shareholders were complied with, except that W. Randall Dickerson's initial Form 3 after he became Vice President, Corporate Controller and Chief Accounting Officer of the Company on November 11, 1996 was filed late, Mitchell Berger's initial Form 3 and Henry Murphy's initial Form 3 after they each became Directors on October 10, 1996 were filed late, Bettina Whyte's initial Form 3 and Dennis Simon's initial Form 3 after they each became Plan Managers on April 4, 1996 were filed late, and John G. Ball's initial Form 3 after he became President of Coastal Physician Services, Inc. on May 20, 1996 was filed late.


                INFORMATION CONCERNING SHAREHOLDER PROPOSALS

  Pursuant to Rule 14a-8 promulgated by the Commission, a shareholder intending to present a proposal at the 1998 Annual Meeting of Shareholders must deliver the proposal in writing to the Company's Secretary at the Company's principal executive offices on or before January 1, 1998.

                                By Order of the Board of Directors,



                                Steven M. Scott, M.D.

                                President and Chief Executive Officer


Durham, North Carolina
July 25, 1997

                         COASTAL PHYSICIAN GROUP, INC.
                                                                  Appendix A


                   PROXY SOLICITED ON BEHALF OF THE BOARD
                  OF DIRECTORS OF COASTAL PHYSICIAN GROUP, INC.


    The undersigned hereby appoints Steven M. Scott, M.D. and John A. Hemingway, and each of them, proxies, with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Coastal Physician Group, Inc. (the "Company"), to be held at 9:00 a.m., local time, on August 29, 1996, at the Durham Hilton, 3800 Hillsborough Road, Durham, North Carolina, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.



(1) ELECTION OF DIRECTORS:   VOTE FOR ALL NOMINEES LISTED                    WITHHOLD AUTHORITY to vote for below
                             BELOW                                           all nominees listed below.
                             (except as marked to the contrary below).


EDWARD L. SUGGS, JR.                        EUGENE F. DAUCHERT, JR.                     DEBORAH L. REDD

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

(2) PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES B PREFERRED:

                  FOR                         AGAINST                             ABSTAIN


(3) PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES A PREFERRED:

                  FOR                         AGAINST                             ABSTAIN


(4) PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES C PREFERRED:

                  FOR                         AGAINST                             ABSTAIN


(5) Proposal to approve the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1997:

                  FOR                         AGAINST                             ABSTAIN



                                            PLEASE SIGN AND DATE ON THE OTHER SIDE

                                                 Annual Meeting of Shareholders
                                                              of
                                                  COASTAL PHYSICIAN GROUP, INC.
                                                      2828 Croasdaile Drive
                                                         Durham, NC 27705


Please date and sign exactly as name(s) appear below and return promptly in the enclosed envelope.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.


                           IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY AND IN FAVOR OF THE PROPOSALS LISTED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof. If signing as attorney, administrator, executor, guardian, trustee or as a custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name


                           X
                           X
                           Dated _______, 1997